EXHIBIT 99.1

ADMINISTRATOR COMPLIANCE CERTIFICATE

Education Funding Capital Trust – I c/o The Bank of New York Trust Company, N.A. as Co-Owner Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602	Bayerische Landesbank New York Branch 560 Lexington Avenue New York, New York 10022

The Bank of New York Trust Company, N.A., as Indenture Trustee 2 North LaSalle Street, Suite 1020 Chicago, Illinois 60602	Fifth Third Bank, as Eligible Lender Trustee 38 Fountain Square Plaza MD 10903B Cincinnati, Ohio 45263

Pursuant to Section 16 of the Administration Agreement dated as of May 1, 2002, as amended, (the “Administration Agreement”) between Education Funding Capital Trust – I and Grad Partners, Inc. (now known as Education Lending Services, Inc.) (the “Administrator”), the undersigned hereby certifies that (i) a review of the activities of the Administrator for the period from January 1, 2003 through December 31, 2003 has been made under the supervision of the undersigned and (ii) to the best of my knowledge, based on such review, the Administrator has fulfilled all its obligations under the Administration Agreement throughout such year.

March 26, 2004	/s/ Perry D. Moore

Perry D. Moore
Executive Vice President – Finance (Education Lending Services, Inc.)